EXHIBIT 10.12

                              EMPLOYMENT AGREEMENT

     This Employment Agreement is entered into as of the 21st day of July, 1993 between Syncor International Corporation (hereinafter sometimes referred to as "Employer") and Robert G. Funari (hereinafter sometimes referred to as "Corporate Officer").
     In consideration of the mutual premises hereinafter set forth, the parties hereto agree as follows:
     1.   Employment.  Employer agrees to employ Corporate Officer and
Corporate Officer agrees to serve Employer, upon the terms and conditions hereinafter set forth.
     2. Term. Unless earlier termination in accordance with this Agreement, the employment of Corporate Officer hereunder shall commence on August 9, 1993 and shall continue for a period of approximately two (2) years ending August 31, 1995. Between May 31, 1995 and August 31, 1995, the parties agree to negotiate in good faith in an attempt to reach agreement on the terms and conditions of an extension of this Agreement.
     3. Duties. During the term of this Agreement, Corporate Officer shall be engaged as the Executive Vice President of Employer. Corporate Officer's powers and duties in such capacity will be those determined by the President and Chief Executive Officer. The Corporate Officer shall report to the President and Chief Executive Officer. If Corporate Officer is elected or appointed to an office with any of Employer's subsidiaries or affiliates during the term of this Agreement, the Corporate Officer will serve in such capacity or capacities without additional compensation.
     4. Extent of Services. During the term of this Agreement Corporate Officer shall devote substantially the Corporation Officer's entire working time, attention, and energies to the business of Employer, and shall not during the term of service be actively engaged in any other business activities. However, this shall not be construed as preventing Corporate Officer from investing the Corporate Officer's personal assets in such form or manner as may require occasional or incidental services on the part of Corporate Officer in the management, conservation and protection of such investments and provided that such investments cannot be construed as being competitive or in conflict with the business of Employer.
     5.   Compensation.
     5.1 Base Salary. Employer shall pay Corporate Officer during the Corporate Officer's term of service hereunder, as compensation for the Corporate Officer's Services, the sum of Two Hundred Ten Thousand Dollars ($210,000.00) per year (sometimes hereinafter referred to as the "base salary"), payable in biweekly or other installments in accordance with the general practices of the employer. Such base salary shall be reviewed and may be increased at each annual review by the Board of Directors at the meeting of the Board which coincides with Employer's annual shareholders' meeting.
     5.2 Sign-On Bonus. In addition Employer shall pay Corporate Officer a sign-on bonus of Twenty Five Thousand Dollars ($25,000.00) payable on August 9, 1993,
     5.3  Performance Bonus.
     5.3.1 In order to establish a basis for payment of a bonus, if any, a set of objectives both quantitative and qualitative shall be recommended by Corporate Officer and reviewed and approved by the President and Chief Executive Officer and by the Board of Directors at the beginning of each fiscal year. In the event that the President and Chief Executive Officer and the Board do not approve the objectives recommended by Corporate Officer and a set of objectives cannot be mutually agreed upon the bonus will be determined by the Board of Directors in its sole discretion. Typical quantitative objectives may include among other things; Return on Investment, Profitability and Earnings per Share. Typical qualitative objectives may include among other things, employee turnover, customer service, staffing and team building.
     5.3.2 To the extent that Employer achieves all of the Board approved objectives for any just completed fiscal year, the Employer may pay to Corporate Officer a bonus in the range of 60% to 100% of base salary earned by Corporate Officer during said year. Compliance or noncompliance with objectives shall not be cause for any adjustment in Corporate Officer's base salary.
     5.3.3 Determination of percentile performance shall be made by the Compensation Committee of the Board of Directors after consultation with the President and Chief Executive Officer and with the Corporate Officer. The results for these discussions shall be reported to the full Board and the ultimate determination by the Board shall be final and binding.
     5.3.4 As part of the foregoing bonus Employer shall pay Corporate Officer for its 1994 fiscal year a guaranteed bonus of $40,000 payable on August 9, 1993 which amount shall be deducted from the bonus determined as set forth above.
     5.4  Stock Options.
     5.4.1 The Employer hereby grants Corporate Officer stock option rights pursuant to the current Employer plan for 100,000 common shares in accordance with Employer's standard stock option agreement with the agreement commencement date on April 19, 1993 at an exercise price of $17 1/8 per share but contingent on the Corporate Officer becoming employed by Employer with delivery on August 9, 1993. All other terms and conditions of the options shall be in accordance with the terms and conditions of the options be in accordance with the terms of Employer's 1990 Master Stock Option Plan. All shares of common stock subject to be received by Corporate Officer upon exercise of stock options are currently fully registered and tradable in the National Association of Securities Dealers National Market System and Employer shall use its best efforts to maintain such current registration. This commitment shall apply to any other exchange or trading market on which the Employer's common stock is listed for trading.
     5.4.2 At each Board of Directors meeting coinciding with the Employer's annual shareholders' meeting the President and Chief Executive Officer and the Compensation Committee shall consider the adequacy of Corporate Officer's then existing stock options. If in the Board of Directors' sole discretion additional options are warranted, they shall be granted with terms and conditions which the Board deems appropriate and at all time consistent with the company's then existent stock option plans.
     5.5 Relocation Allowance. Employer shall provide Corporate Officer Employer's Homeowners's Full Relocation Package to assist Corporate Officer to relocate from Northern California to the Los Angeles area.
     5.6  Benefits.
     5.6.1 The Corporate Officer shall be entitled to the same benefits generally provided to other executives of Employer of comparable rank and responsibilities as well as those generally provided to all officers of Employer in accordance with the policies of the Board of Directors from time to time.
     5.6.2 In the event of Corporate Officer's death, the Employer shall compensate or provide the designated beneficiaries of Corporate Officer with the benefits accrued or vested under any compensation and/or other benefit plan of the Employer in which Corporate Officer was a participant as of the date of his death.
     5.7 Loan. Employer shall provide Corporate Officer a loan documented by its standard promissory note on August 9, 1993 for Two Hundred Thousand Dollars ($200,000.00) payable on or before May 31, 1994 with no interest during its first ninety (90) days and then interest at the rate payable by Employer to Bank of America on the ninety first (91) day.
     6. Expenses. During the term of employment provided for herein, Employer shall pay or reimburse Corporate Officer, in accordance with its standard policy, upon submission of vouchers by the Corporate Officer for all out-of-pocket expenses for entertainment, travel, living, and the like, incurred by the Corporate Officer in the interest of Employer's business.
     7.   Termination.
     7.1 Termination Events. Subject to the provisions of Paragraph 7.2 of this Section, this Agreement shall terminate:
     7.1.1  Upon death of Corporate Officer.
     7.1.2 At the option of the Employer if Corporate Officer shall become disabled and remain disabled for a period of six (6) months. Disability shall be defined as Corporate Officer's inability through illness or other cause to perform his normal work load as measured by the twelve (12) months preceding the commencement of such disability. During such disability Corporate Officer shall be compensated in accordance with Employer's standard policy regarding disability.
     7.1.3   Upon mutual agreement.
     7.1.4 By the Employer for "cause", which shall be defined exclusively for purposes of the Agreement to mean one or more of the following events:
     (a) A material breach of this Agreement by the Corporate Officer, provided such breach is continuing for a period of thirty (30) days after Employer has given notice of breach, and such breach is not cured by corporate Officer during such period.
     (b) Corporate Officer shall be adjudicated a bankrupt or be convicted of a felony crime punishable by imprisonment.
     (c) Corporate Officer shall engage in an activity that constitutes a conflict of interest with the Employer and such activity has not been approved by a disinterested majority of the Board of Directors after full disclosure thereof.
     7.2  Consequences of Termination.
     7.2.1  Upon death of Corporate Officer, all base salary payments under
Section 5.1 and bonus payments provided by Section 5.3 shall be prorated and paid to the date of death. Payments required by Section 5.5 shall be paid in full. Employee benefits shall be governed by Section 5.6.2 hereof.
     7.2.2 If the Employer terminates the Corporate Officer because of the disability of the Corporate Officer, such termination will be treated the same as a termination due to death under section 7.2.1 with the termination date being the date specified by the Employer after the six month disability period.
     7.2.3 Upon termination by mutual agreement under Section 7.1.3 or for cause under Section 7.1.4, the Corporate Officer shall be paid all salary, but no bonus, prorated to the date of termination, and shall forfeit any non-vested Employer stock options or other employee benefits that are forfeitable upon the kind of termination that occurred.
     7.2.4 If Employer shall terminate Corporate Officer for any reason other than one specified in Section 7.1, Employer shall pay Corporate Officer, all salary payments required by Section 5.1 for the full remaining term of this Agreement if the remaining term is at least one year at the salary rate for Corporate Officer in effect on such date. If the remaining term is less than one year and Employer shall terminate Corporate Officer for any reason other than one specified in Section 7.1, Employer shall pay Corporate Officer, all salary payments required by Section 5.1 for one year from the termination date at the salary rate for Corporate Officer in effect on such date. If this Agreement is not extended and Corporate Officer leaves the employment of Employer on the expiration date of the Agreement or if Corporate Officer continues as an employee of Employer after the expiration of this Agreement, and Employer shall terminate Corporate Officer for any reason other than one specified in Section 7.1, Employer shall pay Corporate Officer all salary payments required by Section 5.1 for one year from the expiration date or the termination date, as the case may be, at the salary rate for Corporate Officer in effect on such date. Employer shall pay Corporate Officer the bonus provided in Section 5.3 prorated up to the date of termination or the full bonus if all objectives for the year during which the termination occurred shall have been met. The Employer shall provide Corporate Officer full and immediate vesting of all stock options and other employee benefits and coverage under employee benefits plans of the Employer for the remaining term of this Agreement.

     8.   General Provisions.
     8.1 Secrecy Agreement. The Corporate Officer shall enter into the Invention, Secrecy and Other matters Agreement attached hereto as Schedule A.
     8.2 Employee Handbook. Employer maintains an Employee Handbook which applies to Employer's employees, including Corporate Officer, and which contains additional terms and conditions of employment of Corporate Officer. Those terms and conditions, as they may be revised from time to time by Employer, are incorporated by reference into this Agreement. In the event any provision of the Employee Handbook conflicts with a provision of this Agreement, the terms of this Agreement shall govern.
     8.3  Arbitration.   In the event (a) Corporate Officer disagrees with an
Employer decision involving Corporate Officer's compensation, position or other personal employment condition or (b) there is a dispute arising out of the separation of Corporate Officer from employment by Employer then such disagreement or dispute shall first tried to be resolved by the problem solving procedure in the Employer Employee Handbook. If such disagreement or dispute is not resolved by such problem solving procedure, then it shall be resolved by binding arbitration, at the request of either party, in accordance with the rules of the American Arbitration Association. Such rules generally provide that the arbitration costs are split equally. The arbitrator shall apply the law of the state of the location of Corporate Officer's employment to the proceeding. The arbitrator shall have the power to award only actual direct compensatory damages which excludes punitive damages and the parties waive the right to recover punitive damages. The arbitrator shall prepare in writing and provide to the parties an award including factual findings and the reasons on which the decision is based. The arbitrator shall not have the power to commit errors of law or legal reasoning, and the award may be vacated or corrected by judicial review for any such error.
     8.4 Notice. Any notice required or permitted to be given under this Employment Contract shall be sufficient if in writing and sent by certified mail by Employer to the residence of Corporate Officer, or by Corporate Officer to Employer's principal office.
     8.5 Assignability. This Agreement and the rights, interest and benefits hereunder shall not be assignable or in any way alienated by Corporate Officer. Employer shall have the right of assignment and transfer of its rights hereunder to any successor to the majority of its assets and any such successor shall be bound by the terms hereof.
     8.6 Waiver of Breach. The waiver by Employer or Corporate Officer of a breach of any provisions of this Agreement by the other shall not operate or be construed as a waiver of any subsequent breach.
     8.7 Entire Agreement. This instrument contains the entire Agreement of the parties. It may not be changed orally, but only by an agreement in writing, signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.
     8.8 Attorney's Fees. In the event that there shall be any litigation or court proceeding with respect to this Agreement or the obligations of the parties hereunder, the prevailing party shall be entitled to recover reasonable attorney's fees and costs from the other party.
     8.9 Governing Law. This Employment Agreement shall be governed by the laws of California.


     IN WITNESS WHEREOF, Employer has caused this Employment Contract to be executed in its corporate name by its corporate officers thereunto duly authorized, the Corporate Officer has executed this Employment Contract.


                              CORPORATE OFFICER


                              /s/ Robert G. Funari

                              ________________________________
                              Robert G. Funari


                              EMPLOYER
                              SYNCOR INTERNATIONAL CORPORATION


                              /s/ Gene McGrevin

                              ________________________________
                              Gene McGrevin
                              President & Chief Executive Officer




                                 PROMISSORY NOTE


Chatsworth, California    September 9, 1993            $200,000.00


     For value received, I promise to pay Syncor International Corporation or order, at its Chatsworth office in this city, the sum of Two Hundred Thousand Dollars & 00/100 on or before May 31, 1994 plus interest commencing on December 8, 1993 at the rate of six percent (6%).

     If this note is not paid when due I promise to pay in addition all costs of collection and reasonable attorneys' fees incurred by the holder hereof on account of such collection, whether or not suit is filed hereon.




                                    /s/ Robert G. Funari


                                    ________________________________
                                    Robert G. Funari   (BORROWER)